EXHIBIT 99.1
Element Solutions Inc
Announces 2022 First Quarter Financial Results

•Net sales of $680 million, an increase of 24% from the first quarter last year on a reported basis or an increase of 7% on an organic basis
•GAAP diluted EPS of $0.23, compared to $0.33 in the same period last year; adjusted EPS of $0.38, compared to $0.37 in the same period last year
•Reported net income of $56 million, compared to $82 million in the same period last year
•Adjusted EBITDA of $145 million, an increase of 9% from the first quarter last year on a constant currency basis
•Increases bottom-end of full-year 2022 guidance for adjusted EBITDA to $580 million to $590 million, despite increased additional FX headwind of approximately $5 million
•Reaffirms full-year 2022 guidance for adjusted EPS of $1.55 to $1.60
Miami, Fla., April 27, 2022 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three months ended March 31, 2022.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich said, “Our businesses once again delivered strong results in a complicated business environment. We saw robust demand across many of our key end-markets in the first quarter despite increased macroeconomic uncertainty and ongoing cost inflation. The team is executing well to capture value from the megatrends propelling our Company. Electronics momentum continued, growing 8% organically with particularly strong contributions from semiconductor and memory disk applications. Industrial & Specialty also grew organically in the mid-single digits in the quarter, despite continued automotive production softness, which speaks to the quality of our diversified portfolio. Despite margin pressure from inflation across all categories of our costs and mix, first quarter adjusted EBITDA grew against a difficult year-over-year comparison."

Mr. Gliklich continued, "Strong sales growth, coupled with inflation and the continuing scarcity of key raw materials, led us to invest significantly in inventories, impacting first quarter free cash flow. This is a trend that should abate as and when supply chains stabilize. We expect this to help cash flow improve sequentially in-line with historical trends for our business, which should lead to a net leverage ratio of close to 2.5x adjusted EBITDA by year end. While the macro environment became more complex and challenging over the course of the quarter, the strength in our results gives us confidence to increase the bottom-end of our full year 2022 adjusted EBITDA guidance, despite incremental foreign exchange headwinds. I am very grateful to our excellent team who put forward an extraordinary effort again this quarter and delivered another strong result.”
First Quarter 2022 Highlights (compared with first quarter 2021)
•Net sales on a reported basis for the first quarter of 2022 were $680 million, an increase of 24% over the first quarter of 2021. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, increased 7%.
◦Electronics: Net sales increased 21% to $427 million. Organic net sales increased 8%.
◦Industrial & Specialty: Net sales increased 29% to $253 million. Organic net sales increased 4%.
•First quarter of 2022 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.23 for the first quarter of 2022 as compared to $0.33 for the first quarter of 2021.
◦Adjusted EPS was $0.38, as compared to $0.37 per share in prior year.
•Reported net income was $56 million for the first quarter of 2022, as compared to $82 million for the first quarter of 2021. The first quarter of 2021 included $28 million of foreign exchange gains, primarily associated with intercompany debt, that did not recur in the first quarter of 2022.
•Adjusted EBITDA for the first quarter of 2022 was $145 million, an increase of 5%. On a constant currency basis, adjusted EBITDA increased 9%.

◦Electronics: Adjusted EBITDA was $97 million, an increase of 5%. On a constant currency basis, adjusted EBITDA increased 7%.
◦Industrial & Specialty: Adjusted EBITDA was $48 million, an increase of 5%. On a constant currency basis, adjusted EBITDA increased 12%.
◦Adjusted EBITDA margin decreased 370 basis points to 21.3% on a reported basis. On a constant currency basis, adjusted EBITDA margin also decreased 370 basis points.
•Net debt to adjusted EBITDA ratio of 3.2x on a trailing twelve months basis.
2022 Guidance
For the full-year 2022, the Company increased the bottom-end of its financial guidance for adjusted EBITDA to a range of $580 million to $590 million and reaffirmed its full-year 2022 financial guidance for adjusted EPS of $1.55 to $1.60 and free cash flow of $310 million to $325 million. For the second quarter of 2022, adjusted EBITDA is expected to be approximately $140 million.
Recent Developments
2022 Investor Day - In February 2022, the Company hosted an investor day during which members of its executive team provided an in-depth review of the Company's updated growth strategy and financial targets. Related slides and a replay of the webcast are available on Element Solutions' website at www.elementsolutionsinc.com.
Updated ESG Disclosures - In March 2022, the Company published a 2021 ESG Data & Resources supplement, an update of its 2020 ESG Report with 2021 qualitative and quantitative information with respect to certain of the key topics described in the ESG report. The 2021 ESG Data & Resources also include updated Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) disclosures and the Company's initial Task Force on Climate-related Financial Disclosures (TCFD) Index. For more information, please refer to the Sustainability section of the Company's website at www.elementsolutionsinc.com.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2022 first quarter financial results at 8:30 a.m. (Eastern Time) on Thursday, April 28, 2022. Participants on the call will include Executive Chairman Sir Martin E. Franklin, President and Chief Executive Officer Benjamin Gliklich and Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 800-909-5202 (domestic) or 785-424-1675 (international) and provide the Conference ID: ESIQ122. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding increased macroeconomic uncertainty and ongoing cost inflation; ability to capture value from the megatrends propelling the Company; scarcity of key raw materials and trend that should abate as and when supply chains stabilize; cash flow improvements; net leverage ratio expectations by the end of 2022; full-year 2022 guidance for adjusted EBITDA, adjusted EPS and free cash flow; full year 2022 higher constant currency adjusted EBITDA growth on a year-over-year basis given increased FX headwinds; and second quarter 2022 guidance for adjusted EBITDA. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration and scope of the COVID-19 pandemic; the efficacy, availability and/or public acceptance of vaccines and treatments targeting COVID-19 and/or its variants; governments', businesses', and individuals' actions in response to the pandemic; the general impact of the pandemic and the invasion of Ukraine by Russia on economic activity, including financial market instability and disruption of global supply chains, and on the Company's customers, employees, suppliers, vendors and other stakeholders; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
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This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions, except per share amounts)	2022	2021
Net sales	$680.2	$550.1
Cost of sales	417.2	309.1
Gross profit	263.0	241.0
Operating expenses:
Selling, technical, general and administrative	153.4	129.6
Research and development	14.1	11.5
Total operating expenses	167.5	141.1
Operating profit	95.5	99.9
Other (expense) income:
Interest expense, net	(14.1)	(12.9)
Foreign exchange (loss) gain	(0.7)	28.0
Other expense, net	(4.3)	(1.6)
Total other (expense) income	(19.1)	13.5
Income before income taxes and non-controlling interests	76.4	113.4
Income tax expense	(20.0)	(31.1)
Net income	56.4	82.3
Net income attributable to non-controlling interests	(0.3)	—
Net income attributable to common stockholders	$56.1	$82.3

Earnings per share
Basic	$0.23	$0.33
Diluted	$0.23	$0.33

Weighted average common shares outstanding
Basic	247.3	247.2
Diluted	249.2	248.6

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(dollars in millions)	2022	2021
Assets
Cash & cash equivalents	$218.8	$330.1
Accounts receivable, net of allowance for doubtful accounts of $13.9 and $12.2 at March 31, 2022 and December 31, 2021, respectively	540.8	492.2
Inventories	323.4	274.4
Prepaid expenses	32.7	29.4
Other current assets	101.2	88.4
Total current assets	1,216.9	1,214.5
Property, plant and equipment, net	275.0	278.1
Goodwill	2,518.6	2,526.3
Intangible assets, net	929.7	956.7
Deferred income tax assets	71.9	81.5
Other assets	116.7	81.3
Total assets	$5,128.8	$5,138.4
Liabilities and stockholders' equity
Accounts payable	$179.5	$138.4
Current installments of long-term debt	13.7	12.7
Accrued expenses and other current liabilities	206.5	264.1
Total current liabilities	399.7	415.2
Debt	1,892.1	1,894.2
Pension and post-retirement benefits	34.0	36.1
Deferred income tax liabilities	137.9	140.0
Other liabilities	151.6	152.1
Total liabilities	2,615.3	2,637.6
Stockholders' equity
Common stock: 400.0 shares authorized (2022: 264.9 shares issued; 2021: 261.9 shares issued)	2.6	2.6
Additional paid-in capital	4,172.3	4,166.6
Treasury stock (2022: 17.1 shares; 2021: 15.2 shares)	(201.8)	(159.2)
Accumulated deficit	(1,295.9)	(1,331.9)
Accumulated other comprehensive loss	(182.3)	(197.4)
Total stockholders' equity	2,494.9	2,480.7
Non-controlling interests	18.6	20.1
Total equity	2,513.5	2,500.8
Total liabilities and stockholders' equity	$5,128.8	$5,138.4

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions)	2022	2021
Cash flows from operating activities:
Net income	$56.4	$82.3
Reconciliation of net income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	41.6	39.1
Deferred income taxes	2.5	5.2
Foreign exchange gain	(0.1)	(28.9)
Incentive stock compensation	5.2	4.3
Other, net	4.3	(2.3)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(49.6)	(26.3)
Inventories	(47.5)	(44.6)
Accounts payable	41.2	30.4
Accrued expenses	(49.6)	(18.8)
Prepaid expenses and other current assets	(10.5)	(9.0)
Other assets and liabilities	0.5	1.2
Net cash flows (used in) provided by operating activities	(5.6)	32.6
Cash flows from investing activities:
Capital expenditures	(9.5)	(8.5)
Acquisition of business, net of cash acquired	(22.6)	—
Other, net	(5.0)	19.0
Net cash flows (used in) provided by investing activities	(37.1)	10.5
Cash flows from financing activities:
Repayments of borrowings	(3.1)	(1.9)
Repurchases of common stock	(18.3)	—
Dividends	(19.9)	(12.4)
Other, net	(25.8)	0.1
Net cash flows used in financing activities	(67.1)	(14.2)
Effect of exchange rate changes on cash and cash equivalents	(1.5)	(3.3)
Net (decrease) increase in cash and cash equivalents	(111.3)	25.6
Cash and cash equivalents at beginning of period	330.1	291.9
Cash and cash equivalents at end of period	$218.8	$317.5

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SEGMENT RESULTS
	Three Months Ended March 31,
(dollars in millions)	2022	2021	Reported	Constant Currency	Organic
Net sales
Electronics	$426.9	$353.5	21%	23%	8%
Industrial & Specialty	253.3	196.6	29%	37%	4%
Total	$680.2	$550.1	24%	28%	7%

Adjusted EBITDA
Electronics	$97.3	$92.4	5%	7%
Industrial & Specialty	47.5	45.4	5%	12%
Total	$144.8	$137.8	5%	9%

	Three Months Ended March 31,			Constant Currency
	2022	2021	Change	2022	Change
Adjusted EBITDA Margin
Electronics	22.8%	26.1%	(330)bps	22.7%	(340)bps
Industrial & Specialty	18.8%	23.1%	(430)bps	18.9%	(420)bps
Total	21.3%	25.0%	(370)bps	21.3%	(370)bps

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	March 31, 2022
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	1,122.7
Total First Lien Debt				1,122.7
Senior Notes due 2028		9/1/2028	3.875%	800.0
Other Debt				5.3
Total Debt				1,928.0
Cash Balance				218.8
Net Debt				$1,709.2
Adjusted Shares Outstanding	(2)			250.3
Market Capitalization	(3)			$5,481.6
Total Capitalization				$7,190.8
(1) Element Solutions swapped its floating term loan rate to a fixed rate for its initial $750 million term loans through January 2024 and its incremental $400 million add-on term loans through January 2025, which could vary in the future due to changes in the euro and the U.S. dollar exchange rate. At March 31, 2022, approximately 100% of the Company's debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares Outstanding at March 31, 2022 and 2021" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $21.90 at March 31, 2022.

III. SELECTED FINANCIAL DATA
	Three Months Ended March 31,
(dollars in millions)	2022	2021
Interest expense	$14.5	$13.2
Interest paid	$20.5	$20.8
Income tax expense	$20.0	$31.1
Income taxes paid	$10.6	$13.4
Capital expenditures	$9.5	$8.5

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, net debt to adjusted EBITDA ratio, organic net sales growth, full-year 2022 guidance for adjusted EBITDA, adjusted EPS and free cash flow and second quarter 2022 guidance for adjusted EBITDA. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance of the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides full-year 2022 guidance for adjusted EBITDA, adjusted EPS and free cash flow, second quarter 2022 guidance for adjusted EBITDA and net debt leverage ratio expectations by the end of 2022 on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three months ended March 31, 2022:

	Three Months Ended March 31, 2022
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	21%	3%	23%	(12)%	(3)%	8%
Industrial & Specialty	29%	8%	37%	—%	(33)%	4%
Total	24%	5%	28%	(8)%	(14)%	7%
NOTE: Totals may not sum due to rounding.
For the three months ended March 31, 2022, Electronics' consolidated results were positively impacted by $44.0 million of pass-through metals pricing and $10.2 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $64.3 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% for the three months ended March 31, 2022 and 2021, respectively, as described in footnote (8) under the reconciliation table below.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended March 31,
(dollars in millions, except per share amounts)		2022	2021
Net income attributable to common stockholders		$56.1	$82.3
Reversal of amortization expense	(1)	31.0	29.7
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.6	0.9
Inventory step-up	(1)	0.5	—
Restructuring expense	(2)	1.9	2.3
Acquisition and integration expense (income)	(3)	2.9	(2.7)
Foreign exchange loss (gain) on internal debt	(4)	1.6	(28.0)
Adjustment of stock compensation previously not probable	(5)	1.3	—
Unrealized loss (gain) on metals derivative contracts	(6)	1.8	(0.1)
Other, net	(7)	2.7	0.9
Tax effect of pre-tax non-GAAP adjustments	(8)	(8.9)	(0.6)
Adjustment to estimated effective tax rate	(8)	4.8	8.4
Adjusted net income attributable to common stockholders		$96.3	$93.1

Adjusted earnings per share	(9)	$0.38	$0.37

Adjusted common shares outstanding	(9)	250.3	249.8
(1) The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. During the first quarter of 2021, the Company recognized a gain of $3.9 million on the sale of a dormant facility in New Jersey which was included in our Electronics business segment.
(4) The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5) The Company adjusts for costs relating to certain stretch target performance-based RSUs granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs to provide a meaningful comparison of its performance between periods.
(6) The Company adjusts for unrealized gains/losses on metals derivative contracts to provide a meaningful comparison of its performance between periods.
(7) The Company's adjustments are primarily comprised of certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8) The Company adjusts its effective tax rate to 20% for the three months ended March 31, 2022 and 2021, respectively. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% to pre-tax non-GAAP adjustments for the three months ended March 31, 2022 and 2021, respectively. These effective tax rate adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(9) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.
Non-GAAP Adjusted Common Shares Outstanding at March 31, 2022 and 2021
The following table shows the Company's adjusted common shares outstanding at each period presented:

	March 31,
(amounts in millions)	2022	2021
Basic common shares outstanding	247.9	247.5
Number of shares issuable upon vesting of granted Equity Awards	2.4	2.3
Adjusted common shares outstanding	250.3	249.8
EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business, including unrealized gains/losses on metals derivative contracts, or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended March 31,
(dollars in millions)		2022	2021
Net income attributable to common stockholders		$56.1	$82.3
Add (subtract):
Net income attributable to non-controlling interests		0.3	—
Income tax expense		20.0	31.1
Interest expense, net		14.1	12.9
Depreciation expense		10.6	9.4
Amortization expense		31.0	29.7
EBITDA		132.1	165.4
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	0.5	—
Restructuring expense	(2)	1.9	2.3
Acquisition and integration expense (income)	(3)	2.9	(2.7)
Foreign exchange loss (gain) on internal debt	(4)	1.6	(28.0)
Adjustment of stock compensation previously not probable	(5)	1.3	—
Unrealized loss (gain) on metals derivative contracts	(6)	1.8	(0.1)
Other, net	(7)	2.7	0.9
Adjusted EBITDA		$144.8	$137.8
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $22.2 million at March 31, 2022, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 3.2x on a trailing twelve month basis:

	2022	2021			Trailing Twelve Months
(dollars in millions)	QTD	Q2	Q3	Q4
Net income attributable to common stockholders	$56.1	$81.1	$36.0	$3.9	$177.1
Add (subtract):
Net income (loss) attributable to non-controlling interests	0.3	—	(0.1)	0.5	0.7
(Income) loss from discontinued operations, net of tax	—	(2.0)	—	1.7	(0.3)
Income tax expense (benefit)	20.0	(31.9)	17.3	31.8	37.2
Interest expense, net	14.1	12.9	13.8	14.6	55.4
Depreciation expense	10.6	9.7	9.6	11.0	40.9
Amortization expense	31.0	30.4	31.9	32.2	125.5
EBITDA	132.1	100.2	108.5	95.7	436.5
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	0.5	2.2	4.3	6.4	13.4
Restructuring expense	1.9	1.6	1.3	6.5	11.3
Acquisition and integration expense	2.9	5.9	7.1	3.9	19.8
Foreign exchange loss on internal debt	1.6	4.6	0.6	6.2	13.0
Adjustment of stock compensation previously not probable	1.3	13.6	7.6	2.7	25.2
Unrealized loss (gain) on metals derivative contracts	1.8	(1.3)	(0.9)	2.2	1.8
Other, net	2.7	5.0	2.1	1.0	10.8
Adjusted EBITDA	$144.8	$131.8	$130.6	$124.6	$531.8

Net debt					$1,709.2

Net debt to adjusted EBITDA ratio					3.2x
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash (used in) provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows:"

	Three Months Ended March 31,
(dollars in millions)	2022	2021
Cash flows from operating activities	$(5.6)	$32.6
Capital expenditures	(9.5)	(8.5)
Free cash flows	$(15.1)	$24.1

Investor Relations Contact:
Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845